Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235443

GOLDMAN SACHS REAL ESTATE DIVERSIFIED INCOME FUND

(the “Fund”)

Class A Shares, Class C Shares, Class I Shares, Class L Shares, and Class W Shares

Supplement dated March 1, 2024 to

the Prospectus dated January 26, 2024

Effective April 1, 2024, the Fund’s multi-class prospectus (“Prospectus”) is revised as follows:

The following table replaces the current table included after the first paragraph of the “Shareholder Guide—What is My Minimum Investment in the Fund” section of the Fund’s Prospectus:

	Initial	Additional
Regular Accounts	$2,500	$50
Retirement Plan Accounts	1,000	50
Automatic Investment Plan Accounts	250	50

This Supplement should be retained with your Prospectus for future reference.

RLDVINCSTK 02-24